UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.      )*

FIRST TRUST VALUE LINE 100 ETF

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

33735G107

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

X Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No: 33735G107

1.	Names of Reporting Persons: J.J.B. Hilliard, W.L. Lyons, LLC I.R.S. Identification Nos. of above persons (entities only): 26-2333067

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
(a)	[_]
(b)	[_]

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With:

5.	Sole Voting Power: 0

6.	Shared Voting Power: 0

7.	Sole Dispositive Power: 0

8.	Shared Dispositive Power: 163,543

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 163,543

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [_]

11.	Percent of Class Represented by Amount in Row (9): 5.3%

12.	Type of Reporting Person (See Instructions): IA/BD

CUSIP No: 33735G107

1.	Names of Reporting Persons: HL Financial Services, LLC I.R.S. Identification Nos. of above persons (entities only): 30-0450751

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
(a)	[_]
(b)	[_]

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With:

5.	Sole Voting Power: 0

6.	Shared Voting Power: 0

7.	Sole Dispositive Power: 0

8.	Shared Dispositive Power: 163,543

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 163,543

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [_]

11.	Percent of Class Represented by Amount in Row (9): 5.3%

12.	Type of Reporting Person (See Instructions): HC

CUSIP No: 33735G107

1.	Names of Reporting Persons: Houchens Industries, Inc. I.R.S. Identification Nos. of above persons (entities only): 20-2505350

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
(a)	[_]
(b)	[_]

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With:

5.	Sole Voting Power: 0

6.	Shared Voting Power: 0

7.	Sole Dispositive Power: 0

8.	Shared Dispositive Power: 163,543

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 163,543

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [_]

11.	Percent of Class Represented by Amount in Row (9): 5.3%

12.	Type of Reporting Person (See Instructions): HC

CUSIP No: 33735G107

1.	Names of Reporting Persons: Houchens Industries, Inc. Employee Stock Ownership Trust I.R.S. Identification Nos. of above persons (entities only): 61-6036577

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
(a)	[_]
(b)	[_]

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With:

5.	Sole Voting Power: 0

6.	Shared Voting Power: 0

7.	Sole Dispositive Power: 0

8.	Shared Dispositive Power: 163,543

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 163,543

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): [_]

11.	Percent of Class Represented by Amount in Row (9): 5.3%

12.	Type of Reporting Person (See Instructions): HC

Item 1.

(a) Name of Issuer:

First Trust Value Line ETF 100

(b) Address of Issuer’s Principal Executive Offices:

First Trust Advisors L.P.

120 E. Liberty Drive

Suite 400

Wheaton, IL 60187

Item 2.

(a) Name of Person Filing:

J.J.B. Hilliard, W.L. Lyons, LLC;

HL Financial Services, LLC;

Houchens Industries, Inc.;

Houchens Industries, Inc. Employee Stock Ownership Trust

(b) Address of Principal Business Office or, if none, Residence:

J.J.B. Hilliard, W.L. Lyons, LLC – 500 West Jefferson Street, Louisville, KY 40202;

HL Financial Services, LLC – 500 West Jefferson Street, Louisville, KY 40202;

Houchens Industries, Inc. – 700 Church Street, P.O. Box 90009, Bowling Green, KY 42102;

Houchens Industries, Inc. Employee Stock Ownership Trust – 700 Church Street, P.O. Box 90009, Bowling Green, KY 42102-9009

(c) Citizenship:

J.J.B. Hilliard, W.L. Lyons, LLC – Kentucky

HL Financial Services, LLC – Kentucky

Houchens Industries, Inc. – Kentucky

Houchens Industries, Inc. Employee Stock Ownership Trust - Kentucky

(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number:

33735G107

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	X	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[_]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	X	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	X	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	[_]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership:

(a) Amount beneficially owned: 163,543

(b) Percent of class: 5.3%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 163,543

Item 5.	Ownership of Five Percent or Less of a Class: Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

All 163,543 shares reported in this Schedule 13G are held in a fiduciary capacity by J.J.B. Hilliard, W.L. Lyons, LLC – IA/BD.

Houchens Industries, Inc. and Houchens Industries, Inc. Employee Stock Ownership Trust are reporting solely because they are controlling entities of HL Financial Services, LLC, the parent holding company of J.J.B. Hilliard, W.L. Lyons, LLC.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification:

(a)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Reporting Person: J.J.B. Hilliard, W.L. Lyons, LLC

Date: February 6, 2014

Signature: /s/ James R. Allen

Name/Title: James R. Allen / President and CEO

Reporting Person: HL Financial Services, LLC

Date: February 6, 2014

Signature: /s/ James R. Allen

Name/Title: James R. Allen / Manager

Reporting Person: Houchens Industries, Inc.

Date: February 6, 2014

Signature: /s/ Jimmie Gipson

Name/Title: Jimmie Gipson / CEO

Reporting Person: Houchens Industries, Inc. Employee Stock Ownership Trust

Date: February 6, 2014

Signature: /s/ Jimmie Gipson

Name/Title: Jimmie Gipson / Trustee

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)